From: Mark Fawcett

Sent: Saturday, June 27, 2020 6:16 PM

To:

Subject: Clinigence Board

Dear Clinigence Board,

I am resigning from the Board effective immediately.

My activities helping to raise capital for my Board role with Apollo, and my full time job leave me little time for anything else. I think the remaining Board has the skill and experience to bring the company forward.

Best Regards, Mark

Mark Fawcett

Senior Vice President and Treasurer

Fresenius Medical Care, NA